Exhibit 99.1

AISystems Announces the Formation of Its Advisory Board

KIRKLAND, Wash., June 4, 2010 (GLOBE NEWSWIRE) -- AISystems, Inc. (OTCBB:ASYI) ("AISystems" or the "Company"), a technology leader in the development of business platform software for the airline industry, announced today the formation of its Advisory Board (the "Board"). The Board will be comprised of Salman Ullah (The Chairman), Chris Flügel and Tim Morgan. The Board will help further the company's pursuit in becoming a leading partner to airlines and companies in the airline industry.

Salman Ullah -- Managing Director, Merus Capital

•	Co-founded Merus Capital in November 2007.

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Previously Vice President of Corporate Development at Google, he spent three years managing a worldwide team responsible for all of Google's acquisitions and investments. Salman managed 45+ acquisitions for Google, including the $1.65 billion purchase of YouTube, Urchin, Android, DoubleClick, JotSpot, and Writely, as well as 20+ equity investments, including AOL, Current, and Fon.

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Prior, he spent over seven years at Microsoft as General Manager of Corporate Strategy and Managing Director of Corporate Development. He managed all of Microsoft's international cable investments totalling $5 billion (Telewest, NTL, UPC, PTCabo, Jupiter), as well as the $1 billion joint venture with Accenture, and a dozen investments in ASPs and DLECs.

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Prior, he was an Engagement Manager at McKinsey in Chicago where he spent four years working in the technology and consumer goods sectors. Salman was also a Post-Doctoral Research Fellow in physics at the University of Virginia and the University of Chicago.

•	He has an undergraduate degree in physics from the University of Oxford, and a Ph.D. in theoretical physics from Stanford University.

Christoph Flügel -- Chief Pilot, Swiss International Air Lines

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With more than 30 years of experience in the airline industry, Chris brings a diverse and valuable perspective to AISystems. Chris is a former Fighter Pilot and Squadron Leader with the Swiss Air force where he has risen over the past 25 years to the post of Chief Operating Officer of an Air Force base.

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Concurrently, Chris rose through the pilot ranks of Swissair/SWISS Airlines to become both a long-range pilot and President of the pilots' union, where he was an active member of the pilot union's negotiation team for seven years.

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Chris currently sits as a board member of two Swiss trading groups and is a coach and partner in Consartis, a Swiss consultancy focused on delivering value to corporations through improved management systems, negotiation and mediation skills.

Tim Morgan -- Founder, WestJet Airlines and Enerjet

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Founder, former Executive Vice President and Director of Flight Operations, WestJet Airlines. Successfully grew airline from inception, and within 9 years had a fleet of 52 aircraft serving North America, employing 550 pilots, 1,200 flight attendants, and 300 maintenance engineers.

•	He currently leads Air Partners/Morganair which has been offering charter as well as aircraft maintenance and management services in the Calgary area for the past 25 years.

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Tim officially launched his latest airline venture, Enerjet, on October 20, 2008. Formerly known as NewAir & Tours, the carrier will initially focus on charter flights catering to the workforce travel needs of Alberta's industrial sector, to be followed by an expansion into tours.

Mr. Stephen Johnston, President and CEO of the Company, commented, "The Advisory Board is comprised of leading individuals, each with a track record of success in their respective fields. Vast experiences and successes in technology, airline operation and venture capital are well represented by the Board. I am excited by each and every member's willingness to join the team and support AISystems in a more formal capacity."

Mr. Ullah commented, "I am excited to join the Advisory Board and serve as Chair. AISystems presents a new modeling tool, allowing an airline to rapidly create a business plan by integrating the route, fleet, crew and maintenance components, all solidly based in economics. This enables airlines to adapt rapidly to changes in their environment, seize market opportunities faster than the competition and react more effectively to competitor actions." Merus Capital is AISystems' largest cash investor to date.

Mr. Johnston commented, "The Advisory Board reflects the Company's ongoing commitment to becoming an industry leader in the area of strategic airline business planning. Collectively, the Advisory Board members bring with them decades of varying experience and perspective in both technology and the airline vertical. They will each play an important role in the Company's continued growth and development."

About AISystems

AISystems has developed a unique, proprietary business platform software system for the airline industry called jetEngine™ that is comprised of systems and mathematical algorithms capable of generating significant improvements in strategic business planning capabilities, resource scheduling, revenue management and integrated operations. More information about AISystems can be found at www.aisystems.org.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company's Annual Report on Form 10-K and in the Company's recent report on Form 8-K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:	Capital Group Communications, Inc. Zoltan Bernat +1 (415) 332-7200